Exhibit 99.1

Contacts:	Aspen Technology, Inc.	North America
	Elisa Logan	Michael Parker
	AspenTech	Lois Paul & Partners (for AspenTech)
	+1 617-949-1398	+1 781-782-5714
	elisa.logan@aspentech.com	aspentech@lpp.com

ASPENTECH  ANNOUNCES SEC SETTLEMENT

CAMBRIDGE, MA— July 31, 2007— Aspen Technology, Inc. (Nasdaq: AZPN) (the “Company”), today announced that the Securities and Exchange Commission (“SEC”) has approved a settlement with the Company concerning the SEC’s investigation, begun in 2004, regarding the Company’s originally filed financial statements for fiscal years 2000-2004, which the Company restated in March 2005.

Under the settlement, the Company consented, without admitting or denying the SEC’s findings, to a cease and desist order requiring future compliance with federal securities laws and regulations.  The settlement does not require the Company to pay a monetary penalty.  In addition, the Company agreed to retain an independent consultant who will review certain of the Company’s financial and accounting policies and procedures relating to revenue recognition and related issues.

The settlement approved by the SEC and announced today involves the Company but not the three former officers of the Company whom the SEC sued separately. The Company remains subject to indemnification obligations to certain former executives in accordance with the Company’s Certificate of Incorporation.

About AspenTech

AspenTech is a recognized expert and leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes, resulting in millions of dollars in cost savings. For more information, visit www.aspentech.com.

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© 2007 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.